SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
                               (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement            [ ] Confidential, for Use of the
[ ] Definitive Proxy Statement                 Commission Only (as permitted by
[ ] Definitive Additional Materials            Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Section 240 14a-11(c) or Section 240
    14a-12




                            DUKE ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
 -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

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

[DUKE ENERGY LOGO                                    Duke Energy Corporation
 APPEARS HERE]                                       526 South Church Street
                                                     P.O. Box 1244
                                                     Charlotte, NC 28201-1244




R.B. PRIORY
Chairman of the Board, President
and Chief Executive Officer

                                                                  March 12, 1999



Dear Shareholder:

     You are cordially invited to attend the annual shareholders meeting, which will be held on Thursday, April 15, 1999, at 10 a.m. in the O. J. Miller Auditorium in the Energy Center, 526 South Church Street, Charlotte, North Carolina. This meeting will provide a good opportunity for us to report to you our progress during 1998, as well as to outline for you our goals for 1999.


     During the meeting, we will elect four Class II directors to three-year terms expiring in 2002. Also, we will act upon a proposal to amend the Corporation's Articles of Incorporation to increase the amount of authorized Common Stock, act upon the ratification of the appointment of auditors, act upon a shareholder proposal and transact any other business that may come before the meeting. The accompanying proxy statement contains further information about all of these matters.


     The Board of Directors and I hope you can attend the meeting, and look forward to seeing you. Whether or not you expect to attend, please sign and date the enclosed form of proxy and return it promptly in the accompanying envelope to ensure that your shares will be represented. If you attend the meeting, you may withdraw any previously given and vote your shares in person.



                                        Sincerely,


                                        /s/ R.B. PRIORY
                                        --------------------------

                            DUKE ENERGY CORPORATION
                            526 SOUTH CHURCH STREET
                                 P.O. BOX 1244
                     CHARLOTTE, NORTH CAROLINA 28201-1244




                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS






                                                                 March 12, 1999

To the Holders of Common Stock of
 DUKE ENERGY CORPORATION:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Duke Energy Corporation (the "Corporation") will be held in O. J. Miller Auditorium in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on Thursday, April 15, 1999, at 10 a.m., for the following purposes:

     (1) to elect four directors to Class II of the Board of Directors;

     (2) to act upon a proposal to amend the Articles of Incorporation to increase the amount of authorized Common Stock from 500,000,000 to 1,000,000,000;

     (3) to ratify the appointment of auditors;

     (4) to act upon a shareholder proposal; and

     (5) to transact such other business as may come before the meeting.

     The Board of Directors has fixed the close of business on February 22, 1999 as the record date for the meeting.

     It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Please complete, sign and date the enclosed form of proxy and return it promptly in the enclosed envelope which requires no postage if mailed within the United States.


                                        By Order of the Board of Directors


                                        RICHARD W. BLACKBURN
                                        EXECUTIVE VICE PRESIDENT,
                                        GENERAL COUNSEL AND SECRETARY

                            DUKE ENERGY CORPORATION



                                PROXY STATEMENT


     This proxy statement, with the accompanying proxy card, is first being mailed to holders of Common Stock on or about March 12, 1999 and is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the annual meeting of shareholders to be held on April 15, 1999.


PROXIES; REVOCATION OF PROXIES

     The accompanying form of proxy may be used by a holder of Common Stock whether or not such holder attends the meeting in person. The proxy may be revoked by such holder at any time prior to its use at the meeting. There is no specific procedure or requirement under the Corporation's Articles of Incorporation, By-Laws or North Carolina law with respect to how proxies may be revoked. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before such proxies are exercised, will be voted in the manner specified therein. If no directions are given, the proxies will be voted FOR the proposed slate of directors (Proposal 1); FOR the proposal to amend the Articles of Incorporation to increase the amount of authorized Common Stock (Proposal 2); FOR the ratification of the appointment of auditors (Proposal 3); AGAINST the shareholder proposal (Proposal 4); and AT THE DISCRETION OF THE PERSONS NAMED IN SUCH PROXIES ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.


COST OF PROXY SOLICITATION

     The entire cost of soliciting the proxies from holders of Common Stock will be borne by the Corporation. In addition to the solicitation of the proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Common Stock and secure their voting instructions. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has also made arrangements with Georgeson & Company, Inc. to assist it in soliciting proxies and has agreed to pay $17,500 plus expenses for such services. If necessary, the Corporation may also use several of its officers and regular employees, who will not be specially compensated, to solicit proxies from holders of Common Stock, either personally or by telephone, telegram, facsimile or special delivery letter or by other means.


RECORD DATE; QUORUM; VOTING RIGHTS

     The Board of Directors has fixed February 22, 1999, as the record date (the "Record Date") for determination of holders of Common Stock entitled to notice of and to vote at the meeting. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the meeting. The number of outstanding shares of
Common Stock entitled to vote at the meeting is      . In order to establish a
quorum for the meeting, a majority of the votes entitled to be cast must be either present in person or represented by valid proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the meeting.

     Each share of Common Stock entitled to vote at the meeting entitles its holder to one vote. Directors will be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Approval by a majority of the votes cast by holders of Common Stock entitled to vote at the meeting is required to approve Proposals 2, 3 and 4. Any shares not voted, whether by abstention or broker non-vote, will not be counted as votes cast for purposes of determining whether Proposals 2, 3 and 4 have received sufficient votes for approval, nor will any abstentions or broker non-votes be counted in the election of directors.


MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS

     The Corporation's Annual Report to Shareholders has been mailed to all shareholders. The Annual Report is not to be regarded as proxy soliciting material. If more than one copy of the Annual Report is sent to your address and you wish to reduce the number of Annual Reports you receive and save the Corporation the cost of producing and mailing duplicate reports, the Corporation will discontinue the mailing of those reports if you mark the appropriate box on each proxy card for which you do not wish to receive an Annual Report. Mailing of dividends, dividend reinvestment and stock purchase statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report.

     At least one account must continue to receive an Annual Report. To discontinue or resume the mailing of an Annual Report to an account, shareholders of record may also call the Investor Relations Department at (800) 488-3853.

     If you own Common Stock through a bank, broker or other nominee and receive more than one Annual Report, contact the holder of record to eliminate duplicate mailings.


ADVANCE NOTICE PROCEDURES

     Under the Corporation's By-Laws, nominations for director may be made only by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. For the annual meeting of shareholders in the year 2000, the Corporation must receive this notice on or after December 17, 1999, and on or before January 16, 2000.

     The Corporation's By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Corporation (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a shareholder wishes to raise at an annual meeting other than pursuant to the procedures under Rule 14a-8 of the Securities and Exchange Commission ("SEC").

     A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Secretary of the Corporation, Post Office Box 1244, Charlotte, North Carolina 28201-1244.


                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

     The Corporation's Articles of Incorporation provide that the Board of Directors is to be divided into three classes, as nearly equal in size as possible. Each year the directors of one class are elected to serve terms of three years.

     Four persons have been nominated by the Board of Directors for election as directors to Class II at the meeting, to serve three-year terms and until their successors are duly elected and qualified. The Class II nominees are G. Alex Bernhardt, Sr., William A. Coley, Max Lennon and Leo E. Linbeck, Jr. All of the Class II nominees are currently Class II directors.

     Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed unless, by reason of death or other unexpected occurrence, one or more of such nominees will not be available for election. In that event, it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed will not be available for election as a director.

                           NOMINEES FOR ELECTION AS
                              CLASS II DIRECTORS
                            (TERM EXPIRING IN 2002)




           G. ALEX BERNHARDT, SR., CHAIRMAN AND CHIEF EXECUTIVE OFFICER, BERNHARDT FURNITURE COMPANY, FURNITURE MANUFACTURER

Photo      Mr. Bernhardt, 55, was elected a director in 1991. He is Chairman of
Appears    the Corporate Performance Review Committee and serves on the Finance
Here Committee. He has been associated with Bernhardt Furniture Company of Lenoir, North Carolina, since 1965. He was named President and a director in 1976 and became Chairman and Chief Executive Officer in 1996. He is a director of Robert Talbott, Inc. and First Union Corporation. He serves as a trustee of Davidson College and a member of the North Carolina Governor's Business Council. He is a director emeritus and past President of the American Furniture Manufacturers Association.




           WILLIAM A. COLEY, GROUP PRESIDENT, DUKE POWER, ELECTRIC OPERATIONS OF DUKE ENERGY CORPORATION

Photo      Mr. Coley, 55, joined the Corporation in 1966 and was elected a
Appears    director in 1990. He was named Vice President, Operation, in 1984;
Here Vice President, Central Division, in 1986; Senior Vice President, Power Delivery, in 1988; Senior Vice President, Customer Group, in 1990; Executive Vice President, Customer Group, in 1991; President, Associated Enterprises Group, in 1994 and was appointed to his present position in June 1997. He serves on the Management Committee. He is a director of Carolina Pad and Paper Company and the North Carolina Board of SouthTrust Bank. He also serves on the Boards of Trustees of the Lynnwood Foundation, Queens College, Union Theological Seminary, Presbyterian Healthcare Systems, United Way of the Central Carolinas and the Charlotte Chamber of Commerce and is on the Institutional Advisory Board and the Engineering Advisory Board of the Georgia Institute of Technology.




           MAX LENNON, PRESIDENT, MARS HILL COLLEGE, MARS HILL, NORTH CAROLINA

Photo      Dr. Lennon, 58, was elected a director in 1988. He is Chairman of
Appears    the Audit Committee and also serves on the Corporate Governance
Here Committee. He assumed his present position as President of Mars Hill College in 1996, after serving as President of Eastern Foods, Inc. from 1994 through 1995. He was previously involved in higher education from 1966 to 1994, his last tenure being at Clemson University where he served as President for eight years. He is a director of Delta Woodside Industries, Inc.




           LEO E. LINBECK, JR., CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, LINBECK CORPORATION, HOLDING COMPANY OF FOUR CONSTRUCTION-RELATED FIRMS

Photo      Mr. Linbeck, 64, was appointed a director in June 1997 upon the
Appears    merger of the Corporation and PanEnergy. He had been a director of
Here PanEnergy since 1986. He is Chairman of the Compensation Committee and serves on the Audit Committee. He assumed his present position with Linbeck Corporation in 1990 after serving as Chairman, President and Chief Executive Officer of Linbeck Construction Corporation from 1975 to 1990. He serves as a director of Daniel Industries, Inc. and as a director and trustee of 33 investment companies managed by John Hancock Advisers, Inc.

           ROBERT J. BROWN, CHAIRMAN AND PRESIDENT, B&C ASSOCIATES, INC., MARKETING RESEARCH AND PUBLIC RELATIONS FIRM

Photo      Mr. Brown, 64, was elected a director in 1994 and serves on the
Appears    Audit and Corporate Performance Review Committees. He founded B&C
Here Associates, Inc., High Point, North Carolina, in 1960, served as its President from 1960 until 1968 and has been its Chairman and President since 1973. From 1968 until 1973, Mr. Brown was a Special Assistant to the President of the United States, with oversight responsibility for community relations, civil rights, emergency preparedness and day care. He is a director of First Union Corporation, Sonoco Products Company, Republic Industries, Inc. and North Carolina Citizens for Business and Industry. He is a Class III director with a term expiring in 2000.




           ANN MAYNARD GRAY, FORMER VICE PRESIDENT, ABC, INC. AND FORMER PRESIDENT, DIVERSIFIED PUBLISHING GROUP OF ABC, INC., TELEVISION, RADIO AND PUBLISHING

Photo      Ms. Gray, 53, was appointed a director in June 1997 upon the merger
Appears    of the Corporation and PanEnergy. She had been a director of
Here PanEnergy since 1994. She serves on the Audit and Corporate Performance Review Committees. She was President, Diversified Publishing Group of ABC, Inc. from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. She is a director of Cyprus Amax Minerals Company. She is a Class I director with a term expiring in 2001.




           WILLIAM T. ESREY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, SPRINT CORPORATION, A DIVERSIFIED TELECOMMUNICATIONS HOLDING COMPANY

Photo      Mr. Esrey, 59, was appointed a director in June 1997 upon the merger
Appears    of the Corporation and PanEnergy. He had been a director of
Here PanEnergy since 1985. He serves on the Compensation and Corporate Governance Committees. He has served as Chairman of Sprint Corporation since 1990 and as its Chief Executive Officer since 1985. He was President of Sprint Corporation from 1985 to 1996. He is a director of Sprint Corporation, General Mills, Inc., Everen Capital Corporation, Exxon Corporation and Earthlink Network, Inc. He is a Class III director with a term expiring in 2000.




           DENNIS R. HENDRIX, RETIRED CHAIRMAN OF THE BOARD, PANENERGY CORP

Photo      Mr. Hendrix, 59, was appointed a director in June 1997 upon the
Appears    merger of the Corporation and PanEnergy. He had been a director of
Here PanEnergy since 1990. He serves on the Corporate Performance Review and Corporate Governance Committees. He was Chairman of the Board of PanEnergy from 1990 to 1997; Chief Executive Officer of PanEnergy from 1990 to 1995; and President of PanEnergy from 1990 to 1993. He served as a director of Panhandle Eastern Pipe Line Company ("PEPL") and Texas Eastern Transmission Corporation ("TETCO") from 1990 to 1997; Chairman of the Board of PEPL and TETCO from 1990 to 1994 and President of TETCO from 1990 to 1994. He is a director of Allied Waste Industries, Inc., National Power, PLC, Newfield Exploration Company and Pool Energy Services Co. He is a Class I director with a term expiring in 2001.

           HAROLD S. HOOK, CONSULTANT, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF AMERICAN GENERAL CORPORATION, DIVERSIFIED FINANCIAL SERVICES

Photo      Mr. Hook, 67, was appointed a director in June 1997 upon the merger
Appears    of the Corporation and PanEnergy. He had been a director of
Here PanEnergy since 1978. He serves on the Corporate Performance Review and Finance Committees. Mr. Hook retired from American General Corporation in 1997 after more than 18 years as Chairman and Chief Executive Officer. He serves as a director of Chase Manhattan Corporation, The Chase Manhattan Bank, Cooper Industries, Inc. and Sprint Corporation. He is a Class I director with a term expiring in 2001.




           GEORGE DEAN JOHNSON, JR., PRESIDENT AND CHIEF EXECUTIVE OFFICER, EXTENDED STAY AMERICA, DEVELOPMENT, OWNERSHIP AND MANAGEMENT OF EXTENDED-STAY LODGING FACILITIES

Photo      Mr. Johnson, 56, was elected a director in 1986. He is Chairman of
Appears    the Finance Committee and also serves on the Compensation Committee.
Here Mr. Johnson began his legal career in 1967 when he joined Johnson, Smith, Hibbard and Wildman as an attorney. He was General Partner of WJB Video, a Blockbuster Video franchisee, from 1987 to 1993, and served as President of the Domestic Consumer Division of Blockbuster Entertainment Corporation from 1993 until 1995. He was a co-founder of Extended Stay America and has served as its President and Chief Executive Officer since 1995. He is Chairman of Johnson Development Associates, Inc. and is a director of Florida Panthers Holdings, Inc., Extended Stay America and Republic Industries, Inc. He also serves on the Board of Trustees of Converse College. He is a Class III director with a term expiring in 2000.




           JAMES G. MARTIN, PH.D., VICE PRESIDENT, RESEARCH, CAROLINAS HEALTHCARE SYSTEM

Photo      Mr. Martin, 63, was elected a director in 1994. He is Chairman of
Appears    the Corporate Governance Committee and also serves on the
Here Compensation Committee. Since January 1993, he has been Chairman of the Research Development Board of the Carolinas HealthCare System located at Carolinas Medical Center, Charlotte, North Carolina. He was named to his present position in 1995. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 to 1984. Mr. Martin is currently a director of J. A. Jones, Inc., Palomar Medical Technologies, Inc., Entropy, Inc., Reprogenesis, Inc. and Family Dollar Stores, Inc. He is Chairman of the Global TransPark Foundation, Inc. and a Trustee of Davidson College, where he was on the Chemistry Department faculty from 1960 to 1972. He is a Class III director with a term expiring in 2000.




           RICHARD B. PRIORY, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, DUKE ENERGY CORPORATION

Photo      Mr. Priory, 52, became Chairman of the Board and Chief Executive
Appears    Officer in June 1997 upon the merger of the Corporation and
Here PanEnergy, and became President in November 1998. He was elected a director in 1990. He joined the Corporation in 1976 as a Design Engineer; was named Vice President, Design Engineering, in 1984; Senior Vice President, Generation and Information Services, in 1988; Executive Vice President, Power Generation Group, in 1991 and President and Chief Operating Officer in 1994. He is Chairman of the Management Committee and serves on the Finance and Corporate Governance Committees. He is a director of Dana Corporation and J.
           A. Jones Applied Research Corp. He serves on the boards of the Edison Electric Institute, the Association of Edison Illuminating Companies and the Institute of Nuclear Power Operations. He is a member of The National Petroleum Council and The Business Roundtable. Mr. Priory is also a member of the National Academy of Engineering. He is a Class III director with a term expiring in 2000.

           RUSSELL M. ROBINSON, II, ATTORNEY, ROBINSON BRADSHAW & HINSON, P.A.

Photo      Mr. Robinson, 67, was elected a director in 1995 and serves on the
Appears    Audit and Corporate Performance Review Committees. He has been
Here engaged in the practice of law since 1956, and is the author of ROBINSON ON NORTH CAROLINA CORPORATION LAW. He is a director of Cadmus Communications Corporation and Caraustar Industries, Inc. and also serves as a member of the American Law Institute and a Fellow of the American Bar Foundation. He is a member of the Board of Visitors of Duke University Law School, a trustee of The Duke Endowment and Chairman of The Foundation of the University of North Carolina at Charlotte, Inc. He is a Class I director with a term expiring in 2001.


       SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the beneficial ownership of Common Stock by each director, each nominee for director, each executive officer whose name appears in the Summary Compensation Table below ("Named Executive Officer") and by directors and executive officers of the Corporation as a group, as of December 31, 1998. In addition to the Common Stock, the Corporation also has outstanding nine series of Preferred Stock and four series of Preferred Stock
A. As of December 31, 1998, no director, nominee for director or executive officer of the Corporation was the beneficial owner of any shares of the Corporation's Preferred Stock or Preferred Stock A.



                                                    SHARES BENEFICIALLY    RIGHT TO      TOTAL SHARES
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                   OWNED (1)       ACQUIRE (2) BENEFICIALLY OWNED
-------------------------------------------------- --------------------- ----------- -------------------
   Paul M. Anderson(3)............................         215,133         106,800          321,933
   G. Alex Bernhardt, Sr.(4)......................           5,968                            5,968
   Richard W. Blackburn(3)........................           4,035                            4,035
   Robert J. Brown(4).............................           2,732                            2,732
   William A. Coley ..............................          19,750                           19,750
   William T. Esrey(4)............................           6,151          13,574           19,725
   Fred J. Fowler(3)..............................          34,402          54,304           88,706
   Ann Maynard Gray(4)............................           3,603           8,354           11,957
   Dennis R. Hendrix(4)...........................         237,605                          237,605
   Harold S. Hook(4)..............................          11,693           5,220           16,913
   George Dean Johnson, Jr.(4,6)..................           8,805                            8,805
   Max Lennon (4).................................           6,123                            6,123
   Leo E. Linbeck, Jr.(4).........................           5,942          13,574           19,516
   James G. Martin(4).............................           3,115                            3,115
   Richard J. Osborne(3)..........................           7,586                            7,586
   Richard B. Priory(3)...........................          12,138                           12,138
   Russell M. Robinson, II(4,7)...................       8,909,725                        8,909,725
   Directors and executive officers as a group
    (19 persons)(3,4,5,6,7).......................       9,498,812         204,046        9,702,858

---------
1. Individuals may disclaim beneficial ownership of certain shares, as indicated in a footnote. Unless otherwise indicated in a footnote, the named individual or family member possesses sole voting power and sole investment power with respect to shares of Common Stock shown as beneficially owned by such person.

2. Represents shares which the individual has a right to acquire within 60 days after December 31, 1998 through exercise of stock options.

3. Includes full shares allocated to the participant's accounts under employee benefit plans as of December 31, 1998.

4. Includes full shares held in trust under the arrangement for directors described under the caption "Compensation of Directors."

5. Includes 1,411 shares owned by Mr. Coley's wife. Beneficial ownership of such shares is disclaimed.

6. Includes 2,609 shares held in a limited partnership controlled by Mr.
   Johnson.

7. Includes 7,604,721 shares owned by The Duke Endowment and 1,302,132 shares owned by the Doris Duke Trust. Mr. Robinson, who is a trustee of each of such entities, with shared voting and investment power, expressly disclaims beneficial ownership of the shares owned by such trusts.

     No person listed in the table beneficially owned more than 1% of the Common Stock outstanding on December 31, 1998, with the exception of Russell M. Robinson, II, who beneficially owned 8,909,725 shares of such stock on that date largely because of the attribution to him of 7,604,721 shares owned by The Duke Endowment and 1,302,132 shares owned by the Doris Duke Trust, shares he is deemed to beneficially own in his capacities as a trustee of The Duke Endowment and a trustee of the Doris Duke Trust, respectively. The directors and executive officers as a group beneficially owned less than 1% of such stock (not including the shares owned by such trusts) on that date.

     The following table shows the number of units of limited partnership interests in TEPPCO Partners, L.P., a publicly traded master limited partnership of which Texas Eastern Products Pipeline Company, an indirect wholly owned subsidiary of the Corporation, is the general partner, which were beneficially owned on December 31, 1998 by a director or nominee for director of the Corporation, a Named Executive Officer, and by the directors and executive officers of the Corporation as a group. None of such persons had the right to acquire units within 60 days after December 31, 1998. As of December 31, 1998, the number of units beneficially owned by directors and executive officers of the Corporation as a group did not exceed 1% of the then outstanding units.



             NAME OF INDIVIDUAL OR              UNITS BENEFICIALLY
               IDENTITY OF GROUP                       OWNED
----------------------------------------------- -------------------
  Paul M. Anderson                                      4,000
  Dennis R. Hendrix                                    29,000
  Harold S. Hook                                        4,000
  Richard J. Osborne                                    1,000
  Directors and executive officers as a group          38,900

                            EXECUTIVE COMPENSATION

     Set forth below is information regarding compensation to the Chief Executive Officer, the other four most highly compensated executive officers of the Corporation who were serving as executive officers at the end of 1998, and one additional individual (Paul M. Anderson) for whom disclosure would have been required as one of those executive officers but for the fact that he was not serving as an executive officer at the end of 1998, for services to the Corporation for the years ended December 31, 1998, 1997 and 1996.


                          SUMMARY COMPENSATION TABLE



                                                      ANNUAL COMPENSATION
                                           ------------------------------------------
                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION          YEAR   SALARY ($)   BONUS ($)   COMPENSATION($)
----------------------------------- ------ ------------ ----------- -----------------
R. B. Priory                        1998      810,000     891,000         34,011
 Chairman of the Board, President   1997      671,933     297,339         59,652
 and Chief Executive Officer        1996      476,509     107,215         14,144
P. M. Anderson (1)                  1998      612,500     551,280         19,932
 President and                      1997      373,864     225,000          5,257
 Chief Operating Officer
W. A. Coley                         1998      380,676     159,884         16,941
 Group President                    1997      387,392     190,407         14,302
 Duke Power Company                 1996      378,947     300,723         43,734
F. J. Fowler (2)                    1998      360,000     237,600          2,131
 Group President                    1997      190,227     185,040
 Energy Transmission
R. W. Blackburn (3)                 1998      360,000     237,600          2,123
 Executive Vice President,          1997       53,077
 General Counsel & Secretary
R. J. Osborne                       1998      324,000     213,840          9,987
 Executive Vice President           1997      299,322      72,085         36,284
 and Chief Financial Officer        1996      253,200      47,931          3,448



                                                LONG TERM COMPENSATION
                                    -----------------------------------------------
                                                  AWARDS                  PAYOUTS
                                    ---------------------------------- ------------
                                       RESTRICTED        SECURITIES
                                          STOCK          UNDERLYING        LTIP           ALL OTHER
NAME AND PRINCIPAL POSITION          AWARD(S) ($) (4)  OPTIONS/SARS(#)   PAYOUTS($)  COMPENSATION($) (5)
----------------------------------- ---------------- ----------------- ------------ --------------------
R. B. Priory                                             500,000                         1,034,203
 Chairman of the Board, President                                        397,013            99,165
 and Chief Executive Officer                                             124,362            31,254
P. M. Anderson (1)                                       400,000                         1,254,052
 President and                                                                             698,475
 Chief Operating Officer
W. A. Coley                                              200,000                           221,245
 Group President                                                         281,959            95,180
 Duke Power Company                                                      124,362            53,594
F. J. Fowler (2)                                         200,000                            47,056
 Group President                                                                            27,665
 Energy Transmission
R. W. Blackburn (3)                     165,750          150,000                            73,166
 Executive Vice President,
 General Counsel & Secretary
R. J. Osborne                                            100,000                           168,907
 Executive Vice President                                                171,774            32,516
 and Chief Financial Officer                                              61,272            15,932

---------
1. Mr. Anderson resigned as President and Chief Operating Officer on November 15, 1998. Compensation amounts shown for Mr. Anderson for 1997 relate to the period from June 18, 1997 to December 31, 1997.

2. Compensation amounts shown for Mr. Fowler for 1997 relate to the period from June 18, 1997 to December 31, 1997.

3. Mr. Blackburn joined the Corporation on November 10, 1997. Compensation amounts shown for Mr. Blackburn for 1997 relate to the period from November 10, 1997 to December 31, 1997.

4. Mr. Blackburn's aggregate restricted stock holdings at December 31, 1998, were 3,000 shares with a value on that date of $192,188. Dividends are paid on such shares. One-third of the restricted stock award to Mr. Blackburn (1,000 shares) vested on January 4, 1999. The remainder vests in two additional installments of 1,000 shares each on January 3, 2000 and January 2, 2001. No other Named Executive Officer held restricted stock on December 31, 1998.

5. All Other Compensation Column includes the following for 1998:

    a. Matching contributions under the Duke Energy Retirement Savings Plan as follows: R. B. Priory, $8,333; W. A. Coley, $7,990; R. J. Osborne, $7,200; R. W. Blackburn, $2,138.

    b. Matching contribution credits under a make-whole arrangement under the Duke Energy Corporation Executive Savings Plan designed to maintain the overall integrity of employee benefit plans as follows: R. B. Priory, $77,457; W. A. Coley, $27,789; R. J. Osborne, $15,970; R. W. Blackburn,
       $9,108.

    c. Matching contributions under the Employees' Savings Plan of PanEnergy Corp and Participating Affiliates as follows: P. M. Anderson, $10,560;
       F. J. Fowler, $10,560.

    d. Matching contribution credits under a make-whole arrangement under the PanEnergy Corp Key Executive Deferred Compensation Plan designed to maintain the overall integrity of employee benefit plans as follows: P.
       M. Anderson, $95,936; F. J. Fowler, $25,413.

    e. Above-market interest earned on account balances in the Duke Energy Corporation Executive Savings Plan, Supplemental Account as follows: R.
       B. Priory, $8,132; W. A. Coley, $10,805; R. J. Osborne, $3,656; R. W.
       Blackburn, $ 0.

    f. Above-market interest earned on account balances in the PanEnergy Corp Key Executive Deferred Compensation Plan as follows: P. M. Anderson, $8,558; F. J. Fowler, $16.

    g. Economic value of life insurance coverage provided under life insurance plans as follows: R. B. Priory, $16,323; P. M. Anderson, $3,276;
       W. A. Coley, $6,408; F. J. Fowler, $8,006; R. J. Osborne, $2,081;
       R. W. Blackburn, $ 0.

    h. The cost to the Corporation of supplemental life insurance coverage under the Supplemental Insurance Plan as follows: R. B. Priory, $10,851;
       W. A. Coley, $3,997; R. J. Osborne, $0; R. W. Blackburn, $ 0.

    i. The economic benefit of split-dollar life insurance coverage pursuant to the Estate Conservation Plan as follows: R. B. Priory, $289; W. A. Coley, $347; R. J. Osborne, $0; R. W. Blackburn, $ 0.

    j. Pursuant to the employment agreement with P. M. Anderson described in "Employment Contracts and Termination of Employment and
       Change-in-Control Arrangements" below, $83,334 in deferred compensation is accrued monthly for a two-year period beginning in June 1997. In 1998, $1,000,008 was deferred under such agreement.

    k. Cash payments to certain key employees whose incentives were not adjusted to market-competitive levels between June 18, 1997 and December 31, 1997 to reflect significant changes in responsibilities as follows:
       R. B. Priory, $910,000; W. A. Coley, $162,000; R. J. Osborne, $140,000.
       See "Compensation Committee Report on Executive Compensation -- Other Compensation."

1998 OPTION GRANTS

     The following table sets forth options granted to the Named Executive Officers during 1998, along with the present value of such options on the date they were granted, calculated as described in the footnote to the table.



                                                                                    GRANT DATE
                                INDIVIDUAL GRANTS                                      VALUE
--------------------------------------------------------------------------------- --------------
                              NUMBER
                            OF SHARES      % OF TOTAL     EXERCISE
                            UNDERLYING    OPTIONS/SARS     OR BASE                  GRANT DATE
                           OPTIONS/SARS    GRANTED TO       PRICE     EXPIRATION      PRESENT
NAME                      GRANTED (1) (#)   EMPLOYEES      ($/SH)        DATE       VALUE (2) ($)
------------------------ --------------- -------------- ------------ ------------ ---------------
  Richard B. Priory         500,000            14.1         58.9375  04/16/2008      4,495,000
  Paul M. Anderson          400,000            11.3         58.9375  04/16/2008      3,596,000
  William A. Coley          200,000             5.6         58.9375  04/16/2008      1,798,000
  Fred J. Fowler            200,000             5.6         58.9375  04/16/2008      1,798,000
  Richard W. Blackburn      150,000             4.2         58.9375  04/16/2008      1,348,500
  Richard J. Osborne        100,000             2.8         58.9375  04/16/2008        899,000

---------
1. The Corporation has not granted any SARs to the Named Executive Officers or any other persons.

2. Based on the Black-Scholes option valuation model. The key input variables used in valuing the options were: risk-free interest rate, 5.8%; dividend yield, 4.23%; stock price volatility, .151; option term, ten years. The volatility variable reflected weekly stock price trading data from June 18, 1997 (the effective date of the merger between the Corporation and PanEnergy Corp) through April 16, 1998 (the option grant date). An adjustment was made for risk of forfeiture during the vesting period. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.


EXERCISES OF STOCK OPTIONS IN 1998 AND YEAR-END OPTION VALUES

     The following table shows aggregate exercises of options during 1998 by the Named Executive Officers, and the aggregate year-end value of the unexercised options held by them. The value assigned to each unexercised, "in-the-money" stock option is based on the positive spread between the exercise price of such stock option and the fair market value ("FMV") of the Common Stock on December 31, 1998, which was $64.25. The FMV is the average of the high and low prices of a share of Common Stock on that date as reported on the New York Stock Exchange Composite Transactions Tape. The ultimate value of a stock option will be dependent on the market value of the underlying shares on a future date.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES



                                                                 NUMBER OF
                                                                 SECURITIES
                                                                 UNDERLYING     VALUE OF UNEXERCISED
                                                                UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                FY-END (1) (#)       FY-END ($)
                                                             ----------------- ---------------------
                             SHARES
                           ACQUIRED ON                          EXERCISABLE/        EXERCISABLE/
NAME                      EXERCISE (#)   VALUE REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
------------------------ -------------- -------------------- ----------------- ---------------------
     Richard B. Priory            --                 --            0/500,000        0/2,656,250
     Paul M. Anderson        253,394          8,594,366            106,800/0        4,682,486/0
     William A. Coley             --                 --            0/200,000        0/1,062,500
     Fred J. Fowler            5,495            209,144       50,823/206,963    2,063,239/1,202,358
     Richard W. Blackburn         --                 --            0/150,000         0/796,875
     Richard J. Osborne           --                 --            0/100,000         0/531,250

   ---------
     1. The Corporation has not granted any SARs to the Named Executive Officers or any other persons.

     Note: Future exercisability of currently unexercisable stock options depends on the grantee remaining employed by the Corporation throughout the vesting period of the options, subject to provisions applicable at retirement, death or total disability. As of December 31, 1998, the Named Executive Officers' unexercisable options vest and become exercisable on the following schedule, although all unvested options will fully vest and become exercisable upon a change-in-control (as defined in the applicable option agreement) of the Corporation.


                        UNEXERCISABLE OPTIONS HELD BY:



VESTING DATE          R. B. PRIORY   W. A. COLEY   F. J. FOWLER   R. W. BLACKBURN   R. J. OSBORNE
-------------------- -------------- ------------- -------------- ----------------- --------------
  January 22, 1999             0             0         3,481                0               0
  April 16, 1999         100,000        40,000        40,000           30,000          20,000
  January 22, 2000             0             0         3,482                0               0
  April 16, 2000         100,000        40,000        40,000           30,000          20,000
  April 16, 2001         100,000        40,000        40,000           30,000          20,000
  April 16, 2002         100,000        40,000        40,000           30,000          20,000
  April 16, 2003         100,000        40,000        40,000           30,000          20,000

RETIREMENT PLAN INFORMATION

     Executive officers and other employees of the Corporation participate in either of two noncontributory, qualified, defined benefit retirement plans: the Retirement Cash Balance Plan and the Retirement Income Plan. The Retirement Income Plan ceased admitting new participants after December 31, 1998. In addition, selected managers are eligible to participate in the Executive Cash Balance Plan, which is a noncontributory, nonqualified, defined benefit retirement plan. A portion of the benefits earned in the Executive Cash Balance Plan is attributable to compensation in excess of the Internal Revenue Service annual compensation limit ($160,000 for 1998) and deferred compensation, as well as reductions caused by maximum benefit limitations that apply to qualified plans from the benefits that would otherwise be provided under the Retirement Cash Balance Plan and the Retirement Income Plan. Benefits under the Retirement Cash Balance Plan, the Retirement Income Plan and the Executive Cash Balance Plan are based on eligible pay, generally consisting of base pay, short-term incentives and lump-sum merit increases. The Retirement Cash Balance Plan and the Retirement Income Plan exclude deferred compensation, other than deferrals pursuant to Sections 401(k) and 125 of the Internal Revenue Code.

     Under a new benefit accrual formula that applies in determining benefits under the Retirement Cash Balance Plan on and after January 1, 1997, and under the Retirement Income Plan on and after January 1, 1999, an eligible employee's plan account receives a pay credit at the end of each month in which the employee remains eligible and receives eligible pay for services. The monthly pay credit is equal to a percentage of the employee's monthly eligible pay. The percentage depends on age and completed years of service at the beginning of the year, as shown below:



                        MONTHLY PAY CREDIT
AGE AND SERVICE             PERCENTAGE
---------------------- -------------------
  34 or less .........         4%
  35 to 49 ...........         5%
  50 to 64 ...........         6%
  65 or more .........         7%

     In addition, the employee receives a monthly allocation of 4% for any portion of eligible pay above the Social Security taxable wage base ($72,600 for 1999). However, for certain other employees of the Corporation, the percentage is a flat 3% of eligible pay. Employee accounts also receive monthly interest credits on their balances. The rate of the interest credit is adjusted quarterly and equals the yield on 30-year U.S. Treasury Bonds during the third week of the last month of the previous quarter, subject to a minimum rate of 4% per year and a maximum rate of 9% per year.

     Prior to application of the new benefit accrual formula, benefits for eligible employees, including benefits under the Retirement Income Plan for 1998, were determined under other formulas. To transition from a prior formula to the new formula, an eligible employee's accrued benefit earned under the prior formula is preserved as a minimum, and the employee's account under the new benefit accrual formula receives an opening balance derived from a variety of factors. In addition, during 1998, Messrs. Priory, Coley, Osborne and Blackburn were awarded one-time supplemental credits to their Executive Cash Balance Plan accounts of $337,100; $102,800; $137,062; and $89,075, respectively.

     Assuming that the Named Executive Officers continue in their present positions at their present salaries until retirement at age 65, their estimated annual pensions in a single life annuity form under the applicable plan attributable to such salaries would be: Richard B. Priory, $666,438; William A. Coley, $255,114; Fred J. Fowler, $294,231; Richard W. Blackburn, $37,231; and Richard J. Osborne, $196,147. Such estimates are calculated assuming interest credits at a rate of 7% per annum and using a future Social Security taxable wage base equal to $72,600. As described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," Mr. Anderson's employment agreement provided that, upon a termination prior to early retirement age of (55), he would receive retirement benefits as if he had reached such age. As a result, Mr. Anderson received a lump sum distribution of $3,434,743, exceeding by $244,356 the retirement benefit otherwise payable to him.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently comprised of William T. Esrey, George Dean Johnson, Jr., Leo E. Linbeck, Jr. and James G. Martin. None of the present or former members of the Compensation Committee was at any time during 1998 or at any other time an officer or employee of the Corporation.

     No executive officer of the Corporation serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Corporation's Board of Directors or the Compensation Committee.
                                ---------------
     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE CORPORATION'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH IMMEDIATELY FOLLOWING SUCH REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is composed exclusively of nonemployee directors, is responsible for the Corporation's executive compensation programs. The following is the report of the Compensation Committee on compensation policies regarding executive officers and the basis of compensation actions it has taken.

     The objective of the Corporation's executive compensation programs is to offer compensation opportunities that attract and retain talented executive officers and key employees and that motivate such employees to enhance shareholder value. Base pay, annual incentives and long-term incentives are structured to deliver competitive pay opportunities, reward individual performance and encourage executives to manage from the perspective of owners with an equity stake in the Corporation. The executive compensation programs are intended to provide total compensation (consisting of base salaries, annual cash incentive opportunities and long-term incentive opportunities) that is competitive with the median total compensation offered other executives employed by companies of similar size, complexity and lines of business. To determine competitive compensation levels, the Compensation Committee considers data from surveys, proxy statements and independent compensation consultants. The attainment of corporate, business group and, in some instances, individual performance goals determines the payouts from the annual incentive compensation plans. Long-term incentive compensation awards are designed to link a significant portion of total pay directly to long-term financial performance and creation of shareholder value.

     To underscore the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers and other members of senior management. The target level of ownership of Common Stock (or Common Stock equivalents) for the Chairman of the Board, President and Chief Executive Officer under such guidelines is three times annual salary. The target level for other officers who are members of the Corporation's Policy Committee, including Messrs. Coley, Fowler, Blackburn and Osborne, is two times annual salary. Each employee subject to the guidelines is expected to achieve the ownership target within a period of five years, commencing on the later of January 1, 1997, or the date upon which the employee became subject to the guidelines. Common Stock held in an executive's Retirement Savings Plan account, Common Stock equivalents earned through non-qualified deferred compensation programs and any Common Stock beneficially owned outside such programs are included in determining compliance with the guidelines.


     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code imposes a limitation on the Corporation's ability to deduct from income tax annual compensation in excess of $1 million paid to certain employees, generally the chief executive officer and the four other most highly compensated executive officers. The Compensation Committee intends to structure compensation that rewards performance while preserving maximum deductibility of all compensation awards. Towards this end, in 1998 the Board of Directors recommended and shareholders approved the Duke Energy Corporation 1998 Long-Term Incentive Plan and the Duke Energy Corporation Policy Committee Short-Term Incentive Plan to allow future grants of stock options (under the 1998 Long-Term Incentive Plan) and other performance awards to satisfy the requirements for exemption from
Section 162(m). It is not anticipated that compensation realized by any executive officer under programs now in effect will result in a material loss of tax deductions.


     BASE SALARIES

     The Compensation Committee believes that a significant percentage of each individual's compensation should be at risk as incentive compensation. Therefore, the Compensation Committee tends to be conservative in establishing salary opportunities and typically sets them at a level which approximates the competitive median as determined by survey data. Individual executive officer's salaries are reviewed annually and increases are determined by the Compensation Committee based upon job responsibilities, level of experience, individual performance and data obtained from surveys, consultants and staff research. No salary increase was approved by the Compensation Committee for any Named Executive Officer in 1998.


     SHORT-TERM INCENTIVE COMPENSATION

     In 1998, the Compensation Committee administered two annual incentive plans that permitted the granting of cash awards. Policy Committee members, including Messrs. Priory, Anderson (before his resignation), Coley, Fowler, Blackburn and Osborne, earned incentive compensation under the Policy Committee Short-Term Incentive Plan, while other executive officers earned incentive compensation under the Duke Energy Short-Term Incentive Plan. Individual incentive targets under both Plans are intended to pay amounts equal to the competitive median when target performance is achieved and to reward outstanding results by paying bonuses of up to 150% of target when outstanding results are achieved.

     Awards under the Policy Committee Short-Term Incentive Plan were calculated pursuant to a formula based upon the Corporation's earnings per share (EPS). Minimum, target and maximum performance levels were established, and participants could receive up to 150% of their short-term incentive targets. According to the range of EPS threshold amounts established by the Compensation Committee at the beginning of 1998, EPS resulted in payments of 110% of bonus targets to each Policy Committee member, including the Named Executive Officers, prior to changes in such amounts as determined by the Compensation Committee because of individual performance.

     Awards under the Duke Energy Short-Term Incentive Plan, in which executive officers other than members of the Policy Committee participated, were determined on the basis of a combination of 1) EPS measures, 2) earnings before interest and income taxes (EBIT) measures and, in some instances, other measures unique to individual business groups, and 3) individual objectives. Each of these three components determined one-third of each executive officer's bonus.


     LONG-TERM INCENTIVE COMPENSATION

     In 1998, the Compensation Committee approved the award of non-qualified stock options (as described earlier in the proxy statement) to members of the Policy Committee under the Duke Energy Corporation 1998 Long-Term Incentive Plan. Also in 1998, the Compensation Committee approved the award of non-qualified stock options to executive officers who were not members of the Policy Committee under the Duke Power Company Stock Incentive Plan approved in 1996. The number of stock options granted was determined through a process which: first, utilizes survey data to determine the annualized value of long-term incentive compensation made to other executives and management employees in comparable positions in companies with which the Corporation competes for executive talent (target value), second, uses a variant of the Black-Scholes stock option pricing model to calculate a ratio which, when multiplied by the exercise price of the option, produces an expected present value of the option, and third, calculates the number of options required to make a competitive long-term grant by dividing target value by the expected present value of a single option. The result of this process, expressed as a number of options, may be adjusted by the Compensation Committee, or, in some cases, its designee, depending upon the grant recipient's qualitative and quantitative performance, the size of stock option awards in the past, and expectations of the grant recipient's future performance.


     OTHER COMPENSAION

     In 1998 the Compensation Committee approved one-time payments to certain employees whose long-term and short-term compensation was not adjusted at the time of the merger of the Corporation with PanEnergy Corp, when, with regard to those employees, there was a significant change in responsibilities as a result of the merger, clear evidence of a compensation shortfall based on survey data and a significant contribution by the employees to the success of the merger. Messrs. Priory, Coley and Osborne qualified for and were awarded such one-time payments in the amounts of $910,000, $162,000 and $140,000, respectively.

 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Prior to the merger of the Corporation and PanEnergy Corp, the Compensation Committee commissioned its compensation consultant to prepare an independent report regarding the level of compensation of the Chief Executive Officer of the Corporation, considering in particular the size of the Corporation, its complexity and the markets in which the Corporation competes for executive talent. Based upon the Compensation Committee's analysis of the consultant's report, the Compensation Committee at its June 1997 meeting adjusted Mr. Priory's annual base salary to $810,000 and adjusted his annual short-term incentive target to 100% of base salary beginning on January 1, 1998. Also based upon its analysis of the consultant's report, the Compensation Committee granted Mr. Priory an award of non-qualified stock options to purchase 500,000 shares of Common Stock under the Duke Energy Corporation 1998 Long-Term Incentive Plan. The Compensation Committee believes that this award has put in place a mechanism which will result in meaningful rewards to Mr. Priory for substantial improvements in shareholder value. The Compensation Committee will consider additional stock option awards as it deems appropriate from time to time.

     It is the Compensation Committee's intention that, when taken together, the components of Mr. Priory's pay, including salary, short-term incentive opportunity and annualized long-term incentive award value, will result in compensation which approximates the 50th percentile of the market when incentive plan performance expectations are met and for compensation as high as the 75th percentile of the market when results exceed expectations.

   This report has been provided by the Compensation Committee.

                                        LEO E. LINBECK, JR., Chairman
                                        WILLIAM T. ESREY
                                        GEORGE DEAN JOHNSON, JR.
                                        JAMES G. MARTIN

                               PERFORMANCE GRAPH

   Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     AMONG THE CORPORATION, S&P 500 INDEX,
              S&P UTILITIES INDEX AND DOW JONES UTILITIES AVERAGE


     (Performance Chart appears here -- see table below for plot points)


Assumes $100 invested on Dec. 31, 1993
in Duke Common Stock, S&P 500 Index,
S&P Utilities Index, and DJ Utilities.
Assumes reinvestment of dividends.


                              1993     1994     1995    1996     1997     1998
                           ----------------------------------------------------
Duke                           100       95      122     125      155      186
S&P 500 Index                  100      101      139     170      227      291
S&P Utilities                  100       92      129     133      165      188
DJ Utilities                   100       85      111     121      147      174


     The above performance graph features two widely published industry indices, the S&P Utilities Index and the Dow Jones Utilities Average, in satisfaction of the requirement for a comparative industry index. The Corporation believes that the use of both of these indices provides the best opportunity for comparison of the Corporation's total cumulative return with those of significant peer companies in the electric and gas industries.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Corporation entered into employment agreements dated as of November 24, 1996 with Messrs. Priory, Coley, Fowler, Osborne and Anderson, which became effective on June 18, 1997 (the "Effective Time") and which remain in effect for a two-year period from the Effective Time or such longer period as may be mutually agreed upon by the parties to such agreements (the "Employment Period"). The employment agreements were amended in October 1997 (as amended, the "Employment Agreements"), when the Corporation and the employees mutually agreed to short-term and long-term incentive opportunities. The principal terms and conditions of the Employment Agreements are described below.

     The Employment Agreements for Messrs. Priory, Coley, Fowler and Osborne provide for an annual base salary that is at least equal to the executive's annual base salary for the twelve-month period prior to the Effective Time (i.e., Messrs. Priory, Coley, Fowler and Osborne were paid $476,509, $378,947, $260,000 and $253,200, respectively, as base salary in 1996). Those Employment Agreements also provide for an annual bonus opportunity of 100% for Mr. Priory and 60% for each of Messrs. Coley, Fowler and Osborne under the terms of the Duke Energy Corporation Policy Committee Short-Term Incentive Plan calculated as a percentage of annual base salary. Each such executive is entitled to participate in all long-term incentive plans, savings, retirement, welfare benefit plans on the same basis as other peer executives of the Corporation. The Employment Agreements also provided that Messrs. Priory, Coley, Fowler and Osborne were to receive non-qualified stock options to purchase 500,000, 200,000, 200,000 and 100,000 shares of Common Stock, respectively. Such options were issued under the Duke Energy Corporation 1998 Long-Term Incentive Plan. In the event the executive's employment is terminated for "Good Reason" by the executive or without "Cause" by the Corporation (both as defined in the Employment Agreements), Messrs. Priory, Coley and Osborne will be entitled to receive a lump-sum severance payment equal to the product of three times the executive's annual base salary and target bonus and Mr. Fowler will be entitled to receive a lump-sum severance payment equal to two times annual base salary and target bonus. In addition, for three years following the executive's date of termination for "Good Reason" or without "Cause" by the Corporation, Messrs. Priory, Coley and Osborne will be entitled to continued coverage under the medical, life insurance and other welfare benefit plans of the Corporation; Mr. Fowler's coverage would be extended for two years and he would receive supplemental pension benefits calculated as if he had an additional two years of service. In the event that any of the payments or benefits provided for in the relevant Employment Agreement would constitute a "parachute payment" (as defined in section 280G(b)(2) of the Internal Revenue Code), the executive is entitled to elect to reduce such payments or benefits so that the excise tax imposed by section 4999 of the Internal Revenue Code would not apply. Each of the Priory, Coley, Osborne and Fowler Employment Agreements contains a restrictive covenant that prohibits the executive from disclosing or using certain confidential information while employed by the Corporation and at any time thereafter.

     The Employment Agreement of Paul M. Anderson provided that Mr. Anderson would serve as Chief Operating Officer and President of the Corporation, a member of the Office of the Chief Executive Officer and a member of the Corporation's Policy Committee. The Anderson Employment Agreement further provided that during the Employment Period Mr. Anderson would receive an annual base salary of no less than $700,000, an annual bonus opportunity set at a target level of no less than 90% of Mr. Anderson's base salary claimed under the terms of the Duke Energy Corporation Policy Committee Short-Term Incentive Plan, and a supplementary salary payment in the event that Mr. Anderson became subject to North Carolina taxes such that the amount of Mr. Anderson's after-tax compensation would be no less than the amount he would have received absent the imposition of North Carolina taxes. In addition, Mr. Anderson was to be awarded 400,000 nonqualified stock options, which were issued in 1998. Such options were issued under the Duke Energy Corporation 1998 Long-Term Incentive Plan. Pursuant to the Anderson Employment Agreement, the Corporation also provided Mr. Anderson with deferred compensation payable upon his attainment of the age of 55, accruing at a monthly rate of $83,334, plus interest, for each of the twenty-four months following the Effective Time. The Anderson Employment Agreement prohibits Mr. Anderson from disclosing or using certain confidential information while employed by the Corporation and at any time thereafter. The Anderson Employment Agreement also provided that if Mr. Anderson's employment terminated before the end of the Employment Period (except in the case of termination for "Cause" or "Disability" as defined in the Employment Agreement), Mr. Anderson would be entitled to the following: (i) a lump-sum payment aggregating accrued obligations (such as unpaid salary and a pro rata portion of his target bonus opportunity) to Mr. Anderson, and (ii) retirement benefits, including qualified defined benefit retirement benefits, excess or supplemental retirement benefits, and welfare benefits, as if Mr. Anderson had reached early retirement age as of the date of termination of his employment. In the event that compensation payments to Mr. Anderson would subject him to excise tax under section 4999 of the Internal Revenue Code, the Corporation would reduce such payments if and to the extent it would maximize Mr. Anderson's after-tax compensation. Upon Mr. Anderson's resignation, effective November 15, 1998, he received the payments described above and in the Summary Compensation Table.

     The Corporation entered into an employment agreement with Mr. Blackburn, effective November 10, 1997, in connection with his employment as Executive Vice President and General Counsel of the Corporation and a member of the Policy Committee. The term of the employment agreement extended through December 31, 1998. The agreement established an initial annual base salary of $360,000 and an annual incentive target opportunity of 60% of base salary under the Duke Energy Corporation Policy Committee Short-Term Incentive Plan. The Agreement also provided for an award of 150,000 stock options which were granted in 1998 at the same time and under the same terms as grants of stock options to other Policy Committee members. The agreement further provided for the award of 9000 shares of restricted stock in three equal grants of 3000 shares in January 1998, January 1999 and January 2000. With respect to each such grant, 1,000 shares were to vest on each of the three successive anniversary dates of the original award of the grant. It was also agreed that Mr. Blackburn would be eligible to participate in the executive benefits plans that are available to other members of the Policy Committee. The Blackburn employment agreement further contained a non-competition clause and confidentiality provision.


                           COMPENSATION OF DIRECTORS

     The fixed annual retainer for nonemployee directors of the Corporation is $40,000. Additional annual compensation for serving as the Chairman of the Audit, Compensation, Corporate Governance, Corporate Performance Review or Finance Committees is $4,000. In addition, nonemployee directors receive a fee of $1,000 for attendance at each meeting of the Board of Directors, each committee meeting and other functions of the Corporation requiring their presence, together with expenses of attendance.

     A nonemployee director may elect to receive 50% of his or her retainer and attendance fees in the form of Common Stock or may defer such portion by having it held in trust for the director's benefit and invested in Common Stock at market price. The director may elect to receive the remaining 50% of such compensation in cash or may elect to defer, until termination of service on the Board of Directors, that portion in trust as shares of Common Stock or in an investment account that is credited with interest based upon the interest paid on 30-year U.S. Treasury Bonds.

     Each January and July that a nonemployee director continues to serve on the Board of Directors, such director is credited with 100 shares of Common Stock to be held in trust. In general, shares of Common Stock held in trust, and income thereon, will not become distributable until the nonemployee director terminates service on the Board of Directors. Dividends will be converted into additional shares held in trust at fair market value on the dividend payment date. When a nonemployee director terminates service on the Board of Directors, shares held in trust for his or her account will be distributed to the director on the basis of the distribution schedule chosen by such director.

     Upon completing ten years of service on the Board of Directors, certain directors become eligible to participate in the Directors' Charitable Giving Program. Under this program, the Corporation will make, upon the director's death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that the Corporation make donations under this program during the director's lifetime, in which case the maximum donation will be reduced on a net present value basis. The Corporation maintains life insurance policies upon eligible directors to fund donations under the program. Eligible directors include only those who were members of the Board of Directors on February 18, 1998, and certain former directors who previously qualified for benefits.

     Nonemployee directors are subject to the Corporation's stock ownership guidelines which require nonemployee directors to build and maintain holdings of Common Stock (or Common Stock equivalents) equal in market value to three times the annual retainer ($120,000). Nonemployee directors must attain this ownership level within five years from January 1, 1997, the date of implementation of the guidelines, or from the commencement of their service on the Board of Directors, if after the implementation date.


                 INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors had eight meetings during 1998. No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors held during the period for which he or she was a director and the meetings of the committees upon which he or she served during the period for which he or she was a director.

     Among its standing committees the Corporation has a Management Committee, an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Corporate Performance Review Committee, and a Finance Committee.

     The Management Committee consists of Richard B. Priory and William A. Coley. This Committee may exercise all of the authority of the Board of Directors except with respect to certain actions specified in the Corporation's By-Laws.

     The Audit Committee consists of Robert J. Brown, Ann Maynard Gray, Max Lennon, Leo E. Linbeck, Jr. and Russell M. Robinson, II. This Committee recommends to the Board of Directors the engagement of the independent auditors for the Corporation, determines the scope of the auditing of the books and accounts of the Corporation, reviews reports submitted by the auditors, examines procedures employed in connection with the Corporation's internal audit program and makes recommendations to the Board of Directors as may be appropriate. The Committee held seven meetings during 1998.

     The Compensation Committee consists of William T. Esrey, George Dean Johnson, Jr., Leo E. Linbeck, Jr. and James G. Martin. This Committee sets the salaries and other compensation of all executive officers of the Corporation except the Chairman of the Board. This Committee makes recommendations to the Board of Directors regarding the salary and other compensation of the Chairman of the Board for consideration and action by the Board of Directors, without the presence or participation of the Chairman of the Board. The Committee also makes recommendations to the Board of Directors regarding the compensation of nonemployee directors. The Committee held seven meetings during 1998.

     The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises principles for board governance, recommends to the Board of Directors the size and composition of the Board of Directors within the limits set forth in the Corporation's Articles of Incorporation and By-Laws and recommends persons to be considered as successors to the Chief Executive Officer. The Committee will consider nominees for the Board of Directors recommended by shareholders. The Committee, consisting of William T. Esrey, Dennis R. Hendrix, Max Lennon, James G. Martin and Richard B. Priory, met three times in 1998.

     The Corporate Performance Review Committee consists of G. Alex Bernhardt, Sr., Robert J. Brown, Ann Maynard Gray, Dennis R. Hendrix, Harold S. Hook and Russell M. Robinson, II. This Committee monitors and makes recommendations for improving the overall performance of the Corporation, and, at the policy level, determines the adequacy of and support for the Corporation's emphasis on continuous improvement. The Committee met six times during 1998.

     The Finance Committee consists of G. Alex Bernhardt, Sr., Harold S. Hook, George Dean Johnson, Jr., and Richard B. Priory. This Committee reviews the financial and fiscal affairs of the Corporation and makes recommendations to the Board of Directors regarding the Corporation's dividend, financing and fiscal policies. The Committee met six times during 1998.

     In February 1998, the Corporation adopted a policy stating that members of the Board of Directors are to submit their resignation as a matter of course upon a change in employment or other significant change in their professional roles and responsibilities, with the exception of the normal retirement of those individuals who were members of the Board of Directors on the date the policy was adopted. The Corporate Governance Committee will determine whether any such resignation will be accepted. It is expected that acceptance of any such resignation will be effective as of the end of the term of the director tendering the resignation.


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The Corporation has had business relationships and engaged in certain transactions with affiliated parties. It is the policy of the Corporation to engage in transactions with related parties only on terms that, in the opinion of the Corporation, are no less favorable to the Corporation than could be obtained from unrelated parties.

     During 1998, the Corporation retained the law firm of Robinson, Bradshaw & Hinson, P.A., of which Russell M. Robinson, II, a director of the Corporation, is a shareholder, in connection with a number of matters. Fees for legal services paid by the Corporation to the law firm in 1998 represented less than 5% of such firm's gross revenues for the year.


                    AMENDMENT TO ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

                                 (PROPOSAL 2)

     The Board of Directors recommends that the shareholders approve the adoption of a proposed amendment to the Articles of Incorporation to increase the amount of authorized Common Stock of the Corporation from 500,000,000 to 1,000,000,000. As of December 31, 1998, 362,965,360 shares of Common Stock were issued and 137,034,640 were unissued, including approximately 25,000,000 shares reserved for issuance under the Corporation's stock plans.

     The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding and could in the future be issued for any proper corporate purpose. The Corporation's Articles of Incorporation provide that the shares of Common Stock of the Corporation do not have preemptive rights.

     In 1997, in connection with the merger of the Corporation and PanEnergy Corp, the Corporation's shareholders approved an increase in the authorized Common Stock from 300,000,000 shares to 500,000,000 shares, primarily to enable the Corporation to issue the additional shares necessary to consummate the merger. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will be advantageous to the Corporation and its shareholders because it will provide the Corporation with added flexibility in effecting financings, stock splits or stock dividends, stock plans and other transactions and arrangements involving the use of stock. The Board of Directors has the authority to issue additional shares of Common Stock without shareholder approval except as may be required by law or regulatory agencies or by the applicable rules of the New York Stock Exchange. Although the Corporation is always alert to opportunities, it has no present intention to issue any of the newly authorized shares of Common Stock. Furthermore, the Board of Directors is not proposing the increase in authorized shares of Common Stock with the intention of discouraging tender offers or takeover attempts. However, in the event of an unsolicited tender offer or takeover proposal, the increased number of shares could give the Board of Directors greater flexibility to act in the best interests of the Corporation and its shareholders.

     Unless required by law or by the applicable rules of the New York Stock Exchange, no further authorization for the issuance of Common Stock by the shareholders would be necessary, but any such issuance would be subject to the approval of the North Carolina Utilities Commission and The Public Service Commission of South Carolina.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                 (PROPOSAL 3)

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed, subject to shareholder ratification, the firm of Deloitte & Touche LLP, certified public accountants, as independent auditors to make an examination of the accounts of the Corporation for the year 1999. If the shareholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

     A representative of Deloitte & Touche LLP will, as in prior years, attend the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSAL

                                 (PROPOSAL 4)

     THE CORPORATION HAS BEEN ADVISED THAT ROBERT B. MILLS (OWNER OF RECORD OF 30 SHARES OF COMMON STOCK), 1443 GORSUCH AVENUE, BALTIMORE, MARYLAND 21218 AND EDWARD LEWIS KING (OWNER OF RECORD OF 186 SHARES OF COMMON STOCK), 846 CANTERBURY ROAD NE, ATLANTA, GEORGIA 30324, INTEND TO PRESENT THE FOLLOWING PROPOSAL AT THE ANNUAL MEETING.

     THE SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT AND THE OPPOSING STATEMENT OF THE BOARD OF DIRECTORS ARE SET FORTH BELOW.

A Shareholder Proposal to the Duke Power Company for consideration at its 1999 Annual Meeting

                 REFUSE PLUTONIUM FUEL FOR COMMERCIAL REACTORS

Whereas: The Department of Energy (DOE) plans to dispose of surplus weapons plutonium by immobilization in ceramics and possibly as plutonium/uranium (MOX) fuel for commercial reactors (to prevent diversion to bomb making and environmental dispersal);

Whereas: Duke Power has expressed interest in using MOX fuel;

Whereas: I believe the public opposes using weapons plutonium fuel because I believe it would: (1) be too dangerous because it would be more hazardous to control during fissioning in reactors, increasing operating risks and component aging; (2) still be weapons-usable, so would require heavy security in transit and at reactors (greater proliferation potential than immobilization); (3) be more costly to fabricate the fuel and to operate the reactors; (4) violate the barrier between nuclear power and nuclear weapons; (5) generate nearly as much new plutonium during fissioning as it initially contained, resulting in little net loss of plutonium; (6) generate great quantities of radioactive waste, exacerbating the already critical, unresolved problems of radioactive waste storage; (7) increase the likelihood of locking the U.S. into a deadly plutonium economy;

Whereas: The DOE has a poor track record over the last 23 years managing large projects;

Whereas: The potential financial rewards are too small to justify the large risks to some of the Company's most valuable assets;

Whereas: Cost-cutting to meet the new competition shakes public confidence that Duke Energy could maintain adequate safety and security if the more risky plutonium fuel were used;

THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to establish a firm policy to refuse to use plutonium (MOX) fuel.

                      Shareholders Supporting Statement:

Weapons plutonium cannot be fissioned directly, but must undergo complicated and dangerous processing, creating additional radioactive waste. No conversion facilities exist in the U.S. It could be many years before MOX could be produced, extending plutonium accessibility for diversion or theft. During these delays, economic or technical conditions may close candidate reactors. Regulatory uncertainties between the DOE and the Nuclear Regulatory Commission
(NRC) could complicate the process, introducing further adverse economic conditions for the utility.

European experience using MOX is only from reprocessed commercial reactor wastes, not the experimental weapons plutonium. European support for MOX is declining. European reprocessing corporations are a driving force of the MOX promotion, and falsely claim that the U.S. must use MOX to win Russia's cooperation with surplus plutonium disposition. Rather, the U.S. should lead in developing the most effective way to immobilize weapons plutonium directly, and assist all others in this choice.

The safety of hundreds of future generations depends upon the careful isolation of plutonium from the biosphere. Use of weapons plutonium in commercial reactors would create a dangerous precedent. For economic, safety, environmental, and nonproliferation reasons, I urge your supporting vote for this proposal.


                 OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

In MOX fuel, a small amount of plutonium oxide (approximately 5%) is blended with uranium oxide (approximately 95%). The resulting fuel is very similar to the uranium fuel that is currently used in power reactors such as those in the Corporation's McGuire and Catawba plants. There are decades of successful experience with MOX fuel, and it is widely used in Europe today. In France alone, 17 pressurized water reactors, very similar to those in the McGuire and Catawba plants, are currently using MOX fuel.

Using MOX fuel in U.S. reactors is a key part of the international nonproliferation initiative to dispose of surplus weapons plutonium in the United States and Russia. Currently, surplus plutonium in both countries is simply being stored, raising the risk (especially in Russia) that the plutonium could be stolen, diverted, or re-used in weapons. The MOX fuel project involves converting plutonium from nuclear weapons into MOX fuel and using that fuel in commercial reactors. Irradiation of MOX fuel in a reactor destroys much of the original plutonium and degrades the remainder so that it is no longer attractive for weapons use. The program to dispose of surplus weapons material was recommended by the National Academy of Sciences and has the strong support of the U.S. government and other industrialized nations.

In the proposed program, surplus plutonium will be converted to plutonium oxide, blended with uranium oxide, and fabricated into MOX fuel on a U.S. government site (most likely the Savannah River Site in South Carolina). The completed and sealed MOX fuel assemblies, virtually indistinguishable from uranium fuel assemblies, will be shipped to the McGuire and Catawba plants for irradiation. Many years of European experience, government-sponsored studies, and evaluations by the Corporation indicate that MOX fuel can be used safely. However, before receiving and irradiating MOX fuel at the McGuire and Catawba plants, the Corporation must first apply for and receive amendments to their respective facility operating licenses from the Nuclear Regulatory Commission
(NRC). In order to receive these necessary regulatory approvals, the Corporation will have to demonstrate to the NRC that MOX fuel poses no significant hazard to the health and safety of the public.

The Corporation will pay substantially less for the MOX fuel than for the equivalent quantity of uranium fuel. Therefore, the Corporation will realize direct economic benefits through lower nuclear fuel prices.

THE MOX FUEL PROGRAM OFFERS THE CORPORATION AN OPPORTUNITY TO BENEFIT ITS SHAREHOLDERS AT THE SAME TIME AS IT MAKES A MEANINGFUL CONTRIBUTION TO NONPROLIFERATION AND INTERNATIONAL SECURITY. IN THE WORDS OF THE LATE WILLIAM
S. LEE III, WHO WAS CHAIRMAN OF THE BOARD AND PRESIDENT OF THE CORPORATION FOR MANY YEARS:

   It's clearly in the interest of world peace to make a substantial investment in the safe dismantling and disposal of nuclear weapons. The opportunity to earn a return on that investment by reclaiming materials for peaceful uses seems too sensible to ignore. We should move now to convert our nuclear weapons to power plant fuel and assist others to do the same. Twentieth century swords can literally become the plowshares that work to fuel a growing, more prosperous global economy in the 21st century.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


                                 OTHER MATTERS

     On the date this proxy statement went to press, management did not know of any other matters to be brought before the meeting other than those described in this proxy statement. If any matters come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is the intention of the persons named in the proxy card to vote thereon in accordance with their best judgment.

 PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholders who intend to present proposals at the annual meeting in 2000 pursuant to the procedures under Rule 14a-8 of the SEC, and who wish to have such proposals included in the Corporation's proxy statement for that meeting, must be certain that such proposals are received by the Secretary of the Corporation by November 12, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2000 annual meeting.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Corporation's knowledge, based on information furnished to it and contained in the reports filed pursuant to Rule 16a-3 of the Exchange Act, as well as any written representations that no other reports were required, all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1998.


     ANNUAL REPORT ON FORM 10-K

     A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WHICH IS REQUIRED TO BE FILED WITH THE SEC, WILL BE MADE AVAILABLE TO HOLDERS OF COMMON STOCK TO WHOM THIS PROXY STATEMENT IS MAILED, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, DUKE ENERGY CORPORATION, P.O. BOX 1005, CHARLOTTE, NORTH CAROLINA 28201-1005.

     Whether or not you plan to attend the meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

                                        By Order of the Board of Directors


                                        RICHARD W. BLACKBURN
                                        EXECUTIVE VICE PRESIDENT,
                                        GENERAL COUNSEL AND SECRETARY

Charlotte, North Carolina
March 12, 1999

                         [DUKE ENERGY LOGO APPEARS HERE]

                             Duke Energy Corporation
                         Annual Meeting of Shareholders
                          April 15, 1999 at 10:00 a.m.
                      Energy Center-O.J. Miller Auditorium
                            526 South Church Street
                                 Charlotte, NC







                   [Map of Charlotte Location Appeared Here]


--------------------------------------------------------------------------------
                             DUKE ENERGY CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R.B. Priory, R.J. Osborne and R.W. Blackburn, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on April 15, 1999, and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

Your vote for the election of directors may be indicated on the reverse. Nominees are G. Alex Bernhardt, Sr., William A. Coley, Max Lennon and Leo E. Linbeck, Jr.

   Please sign on reverse and return promptly in the enclosed return envelope.

[DUKE ENERGY LOGO
APPEARS HERE]

To Participants in the Duke Energy
Retirement Savings Plan:

As a participant in the Duke Energy Retirement Savings Plan, you have the right to direct the Plan trustee in the voting of those shares of Duke Energy Common Stock that are held by the Plan and allocated to your Plan account, on any issues presented at Duke Energy's 1999 annual shareholder meeting, to be held April 15 in Charlotte, N.C.

I encourage you to read the enclosed Proxy Statement and to complete the attached proxy to direct the voting of the shares allocated to your Plan account. Your Plan participant proxy will be treated confidentially. If you elect not to return a completed proxy, shares allocated to your Plan account will be voted by the Plan trustee in the same proportion as those shares held by the Plan for which the Plan trustee has received direction from Plan participants. Even though you may have returned a proxy for shares owned outide the Plan, you are encouraged to exercise your rights by completing and returning the enclosed proxy.

Sincerely,

R.B. Priory
Chairman of the Board, President and
Chief Executive Officer

Directors recommend a vote "FOR" Items 1, 2 and 3 and a vote "AGAINST" Item 4

    1. Election of four directors who will constitute Class II of the Board of Directors.

       To vote your shares for all director nominees, or to withhold voting for all nominees, mark the appropriate box. If you do not wish your shares voted for a particular director nominee, mark the "For*" box and enter the name(s) of the exceptions in the space provided.

    2. Proposal to increase the authorized Common Stock of the Corporation from 500,000,000 shares to 1,000,000,000 shares.

    3. Ratification of appointment of auditors.

    4. Shareholder proposal

                               BEFORE MAILING, PLEASE DETACH THIS PORTION.
================================================================================
[DUKE ENERGY LOGO
APPEARS HERE]
--------------------------------------------------------------------------
1.               Withhold      * Except for the following
For All   For*  Authority       ------------------ ----------------
[ ]       [ ]      [ ]          ------------------ ----------------
                                ------------------ ----------------
---------------------------------------------------------------------------
                                                        ------------------------
                                                        2.
                                                        For   Against    Abstain
                                                        [ ]    [ ]        [ ]
                                                        ------------------------
 JOHN A SHAREHOLDER          ------------------------   ------------------------
 422 S. CHURCH STREET        3.                         4.
 PB01H                       For   Against    Abstain   For   Against    Abstain
 CHARLOTTE, NC 28242-0001    [ ]    [ ]        [ ]      [ ]    [ ]        [ ]
                             ------------------------   ------------------------
                         If you plan to attend the meeting, please mark:     [ ]
If you do not wish to receive an Annual Report for this account, please mark:[ ]
                    ALLOCATION OF SHARES HELD BY RSP AS OF FEBRUARY 22, 1999

                                                               Shares
                                                               300.0352
Sign here as
                        ------------------------------------
name(s) appears above                                          Date        ,1999
                        ------------------------------------   -----------------
PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. Each joint owner should sign. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

[DUKE ENERGY LOGO
APPEARS HERE]

DEAR SHAREHOLDER:

I hope you will join me and your fellow shareholders at Duke Energy's annual meeting, which begins at 10:00 a.m., Thursday, April 15, in the O.J. Miller Auditorium, located in the Energy Center, 526 South Church St.,
Charlotte, North Carolina.

Shareholders will be asked to vote on the election of four directors, a proposal to increase the authorized Common Stock, the ratification of appointment of auditors and a shareholder proposal.

I hope to see you personally on April 15 in Charlotte.


Sincerely,

R.B. Priory
Chairman of the Board, President and
Chief Executive Officer


Directors recommend a vote "FOR" Items 1, 2 and 3 and a vote "AGAINST" Item 4

    1. Election of four directors who will constitute Class II of the Board of Directors.

       To vote your shares for all director nominees, or to withhold voting for all nominees, mark the appropriate box. If you do not wish your shares voted for a particular director nominee, mark the "For*" box and enter the name(s) of the exceptions in the space provided.

    2. Proposal to increase the authorized Common Stock of the Corporation from 500,000,000 shares to 1,000,000,000 shares.

    3. Ratification of appointment of auditors.

    4. Shareholder proposal




                               BEFORE MAILING, PLEASE DETACH THIS PORTION.

================================================================================
[DUKE ENERGY LOGO
APPEARS HERE]
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1.               Withhold      * Except for the following
For All   For*  Authority       ------------------ ----------------
[ ]       [ ]      [ ]          ------------------ ----------------
                                ------------------ ----------------
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                                                        2.
                                                        For   Against    Abstain
                                                        [ ]    [ ]        [ ]
                                                        ------------------------
 JOHN A SHAREHOLDER          ------------------------   ------------------------
 422 S. CHURCH STREET        3.                         4.
 PB01H                       For   Against    Abstain   For   Against    Abstain
 CHARLOTTE, NC 28242-0001    [ ]    [ ]        [ ]      [ ]    [ ]        [ ]
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                         If you plan to attend the meeting, please mark:     [ ]
If you do not wish to receive an Annual Report for this account, please mark:[ ]
                    ALLOCATION OF SHARES HELD BY RSP AS OF FEBRUARY 22, 1999

                                             Shares           Account Number
                                            300.0352            000052335

Sign here as
                        ------------------------------------
name(s) appears above                                          Date        ,1999
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PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. Each joint owner should sign. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.